                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               M2M HOLDINGS, INC.,

                          ORION ACQUISITION CORPORATION

                                       AND

                            ONYX SOFTWARE CORPORATION

                            DATED AS OF JUNE 5, 2006

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER.....................................................     2
   Section 1.1  The Merger...............................................     2
   Section 1.2  Closing..................................................     2
   Section 1.3  Effective Time...........................................     2
   Section 1.4  Conversion of the Shares.................................     3
   Section 1.5  Organizational Documents.................................     3
   Section 1.6  Directors of the Surviving Corporation...................     3
   Section 1.7  Company Stock Options....................................     4
   Section 1.8  Restricted Stock.........................................     4
   Section 1.9  Company ESPP.............................................     4
   Section 1.10 Dissenter Shares.........................................     5
   Section 1.11 Adjustments to Prevent Dilution..........................     5

ARTICLE II EXCHANGE OF CERTIFICATES......................................     5
   Section 2.1  Paying Agent.............................................     5
   Section 2.2  Exchange Procedures......................................     5
   Section 2.3  No Further Ownership Rights..............................     6
   Section 2.4  Termination of Exchange Fund.............................     6
   Section 2.5  No Liability.............................................     6
   Section 2.6  Lost, Stolen or Destroyed Certificates...................     7
   Section 2.7  Withholding of Tax.......................................     7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY................     7
   Section 3.1  Organization and Good Standing; Charter Documents........     7
   Section 3.2  Authority for Agreement..................................     8
   Section 3.3  Capitalization...........................................     8
   Section 3.4  Company Subsidiaries.....................................     9
   Section 3.5  No Conflict; Required Filings and Consents...............    10
   Section 3.6  Compliance...............................................    11
   Section 3.7  Litigation...............................................    11
   Section 3.8  Company Reports; Financial Statements....................    11
   Section 3.9  Absence of Certain Changes or Events.....................    13
   Section 3.10 Taxes....................................................    13
   Section 3.11 Title to Personal Properties; No Real Property...........    15
   Section 3.12 Officers, Directors, Employees and Affiliates............    15
   Section 3.13 Employee Benefit Plans...................................    16
   Section 3.14 Labor Relations..........................................    17
   Section 3.15 Contracts and Commitments................................    18
   Section 3.16 Intellectual Property....................................    19
   Section 3.17 Insurance Policies.......................................    22
   Section 3.18 Brokers..................................................    23
   Section 3.19 Company Financial Advisor Opinion........................    23
   Section 3.20 Rights Agreement.........................................    23
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 3.21 Environmental Matters....................................    23
   Section 3.22 Proxy Statement..........................................    24
   Section 3.23 Export Control Laws......................................    24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......    25
   Section 4.1  Organization and Good Standing...........................    25
   Section 4.2  Authority for Agreement..................................    25
   Section 4.3  No Conflict; Required Filings and Consents...............    25
   Section 4.4  Litigation...............................................    26
   Section 4.5  Sufficient Funds.........................................    26
   Section 4.6  Brokers..................................................    26
   Section 4.7  Interim Operations of Merger Sub.........................    26
   Section 4.8  Ownership of Shares......................................    26
   Section 4.9  Proxy Statement..........................................    26

ARTICLE V COVENANTS......................................................    27
   Section 5.1  Conduct of Business by the Company Pending the Merger....    27
   Section 5.2  Access to Information and Employees......................    29
   Section 5.3  Reasonable Efforts; Notification.........................    29
   Section 5.4  Proxy Statement..........................................    31
   Section 5.5  Company Shareholders Meeting.............................    31
   Section 5.6  No Solicitation of Transactions..........................    32
   Section 5.7  Public Announcements.....................................    34
   Section 5.8  Litigation...............................................    34
   Section 5.9  Employee Benefit Matters.................................    35
   Section 5.10 Directors' and Officers' Indemnification and Insurance...    35

ARTICLE VI CONDITIONS PRECEDENT..........................................    36
   Section 6.1  Conditions to Each Party's Obligation to Effect the
                Merger...................................................    36
   Section 6.2  Additional Conditions to Obligations of Parent and Merger
                Sub......................................................    37
   Section 6.3  Additional Conditions to Obligation of the Company.......    37

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................    38
   Section 7.1  Termination..............................................    38
   Section 7.2  Expenses.................................................    39
   Section 7.3  Effect of Termination....................................    40
   Section 7.4  Amendment................................................    40
   Section 7.5  Extension; Waiver........................................    40

ARTICLE VIII GENERAL PROVISIONS..........................................    40
   Section 8.1  Nonsurvival of Representations and Warranties............    40
   Section 8.2  Notices..................................................    41
   Section 8.3  Interpretation...........................................    42
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                                TABLE OF CONTENTS
                                   (continued)

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   Section 8.4  Counterparts.............................................    42
   Section 8.5  Entire Agreement; No Third-Party Beneficiaries...........    42
   Section 8.6  Governing Law............................................    42
   Section 8.7  Assignment...............................................    42
   Section 8.8  Enforcement..............................................    43
   Section 8.9  Consent to Jurisdiction; Venue...........................    43
   Section 8.10 Waiver of Trial by Jury..................................    43

ARTICLE IX CERTAIN DEFINITIONS...........................................    44
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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this "Agreement"), dated as of June 5, 2006, is by and among M2M Holdings, Inc., a Delaware corporation ("Parent"), Orion Acquisition Corporation, a Delaware corporation and wholly owned direct subsidiary of Parent ("Merger Sub"), and Onyx Software Corporation, a Washington corporation (the "Company").

                                    RECITALS

     A. The Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its shareholders to effect a merger (the "Merger") of Merger Sub with and into the Company pursuant to the Washington Business Corporation Act (the "WBCA") upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.01 per share of the Company (together with each associated share purchase right (each, a "Right") under the Company's Rights Agreement dated as of October 25, 1999, by and between the Company and Mellon Investor Services LLC, as rights agent, as amended by Amendment No. 1 to Rights Agreement dated as of March 5, 2003 (the "Rights Plan")) (the "Company Common Stock"), shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement.

     B. The Board of Directors of the Company (the "Company Board of Directors") has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the "Company Shareholders") and (iii) adopted this Agreement and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement, and recommended the approval by the Company Shareholders of the Merger and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

     C. The Board of Directors of Merger Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole shareholder and (iii) adopted this Agreement and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement, and recommended the approval by its sole shareholder of the Merger and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

     D. Simultaneously with the execution and delivery of this Agreement, certain Company Shareholders have entered into support agreements (the "Support Agreements"), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Shareholders have agreed to vote their shares in favor of the approval of this Agreement and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and against any competing proposals.

     E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

                                    AGREEMENT

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger.

          (a) Promptly following execution of this Agreement, Parent and Merger Sub shall cause Merger Sub to be reincorporated as a Washington corporation (the "Reincorporation") by way of a merger of Merger Sub with and into a Washington corporation wholly owned by Merger Sub. In connection with the Reincorporation, the surviving entity shall execute a joinder to this Agreement and agree to be bound as "Merger Sub" hereunder and, from and after the Reincorporation, all references to Merger Sub herein shall be deemed to refer to such surviving entity.

          (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the WBCA, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Washington.

          (c) The Merger shall have the effects set forth in Chapter 23B.11 of the WBCA and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Closing Date"), at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties.

     Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger shall be delivered for filing with the Washington Secretary. The Merger shall become effective at the Effective Time. If the Washington Secretary requires any changes in the Articles of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

     Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a) Except as provided in Section 1.4(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) (the "Shares") shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.80 in cash, without interest (the "Merger Consideration"), upon surrender of the certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

          (b) Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

          (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 1.5 Organizational Documents.

          (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Articles of Incorporation shall be amended to change the name of the Surviving Corporation to "Onyx Software Corporation." Thereafter, as so amended, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

          (b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to "Onyx Software Corporation." Thereafter, as so amended, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by Law.

     Section 1.6 Directors of the Surviving Corporation. The Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

     Section 1.7 Company Stock Options.

          (a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option.

          (b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this
Section 1.7, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

          (c) Except as otherwise agreed to by the parties, (i) the Company Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

          (d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders' rights pursuant to this Agreement.

     Section 1.8 Company Warrants. As a result of the Merger, from and after the Effective Time, each Company Warrant shall be exercisable for, during the period specified in such Company Warrant and upon payment of such Company Warrant's exercise price, only the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock deliverable upon exercise of such Company Warrant as if exercised immediately prior to the Effective Time.

     Section 1.9 Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or subject to a repurchase option, then, effective immediately prior to the Effective Time, any such share of Company Common Stock shall be fully vested and any repurchase option shall lapse.

     Section 1.10 Company ESPP. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP to (i) shorten each currently ongoing purchase and/or offering period under the Company ESPP that extends beyond the

Effective Time (the "Current Offerings") such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares of Company Common Stock shall be purchased by the Company ESPP participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the earlier of (A) the Effective Time and (B) the date upon which the Company ESPP terminates by its terms.

     Section 1.11 Dissenter Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead such holders of Dissenter Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Chapter 23B.13. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose dissenters' rights under Chapter 23B.13 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 23B.13, then the right of such holder to be paid the fair value of such holder's Dissenter Shares under Chapter 23B.13 shall cease and such Dissenter Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. The Company shall serve prompt notice to Parent of any assertion of dissenters' rights with respect to any of the Shares, attempted withdrawals of such assertion of dissenters' rights and any other instruments served pursuant to Chapter 23B.13 received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the WBCA, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

     Section 1.12 Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II. After the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Shareholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund"), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.

     Section 2.2 Exchange Procedures.

          (a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a "Letter of Transmittal") that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

          (b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

          (c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

     Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

     Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date 365 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

     Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

     Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares and or Company Stock Options such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or Company Stock Option in respect of which such deduction and withholding was made.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein), the Company represents and warrants to each of the other parties hereto as follows:

     Section 3.1 Organization and Good Standing; Charter Documents.

          (a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The copies of the Company Articles of Incorporation and Company Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws, as such Company Articles of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date. The Company has made available to Parent true and complete copies of the minute books of the Company from January 1, 2004 and through the date of this Agreement (except for minutes and consents of the Company Board of Directors or any committee thereof relating to the evaluation of the transactions contemplated hereby and the consideration of strategic alternatives relating to the Company).

     Section 3.2 Authority for Agreement.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

          (b) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, are exempt from the requirements of, any and all Antitakeover Laws.

     Section 3.3 Capitalization.

          (a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. As of the date hereof, 18,498,858 shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company's treasury. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Laws.

          (b) As of the date hereof, 3,533,535 Company Stock Options are outstanding pursuant to the Company Option Plans, each such Company Stock Option entitling the holder thereof to purchase one share of Company Common Stock, and 3,533,535 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Laws. Except as set forth above and other than the Rights, the Company Warrants and rights pursuant to the Company ESPP, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

          (c) As of the date hereof, the Company has reserved 345,962 shares of Company Common Stock for issuance under the Company ESPP.

          (d) As of the date hereof, the Company had reserved 205,000 shares of Company Common Stock for issuance upon exercise of the Company Warrants.

          (e) As of the date hereof, 241,000 shares of Company Common Stock are subject to a repurchase option in favor of the Company that lapses over a vesting period related to the holder's period of employment. Except as set forth above, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, except for the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

          (f) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

          (g) There are no preemptive rights of first refusal, co-sale rights, "drag-along" rights or registration rights granted by the Company with respect to the Company's capital stock and in effect as of the date hereof.

          (h) Except for the Company's repurchase rights with respect to unvested shares issued under the Company Option Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

     Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries set forth on Exhibit 21 to the Company 10-K, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and Bylaws (or other organizational documents) of each Subsidiary of the Company have been delivered or otherwise made available to Parent.

     Section 3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Company Shareholders Meeting, voting as a single class, at the Company Shareholders Meeting, in favor of adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

          (c) The Company Board of Directors has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Shareholders and (iii) adopted this Agreement and the "plan of merger" (as such term is used in

Chapter 23B.11 of the WBCA) contained in this Agreement, and recommended the approval by the Company Shareholders of the Merger and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

          (d) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of Nasdaq of the transactions contemplated hereby, and (iv) the filing of the Articles of Merger with the Washington Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

     Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits, except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, except where the failure to so maintain such Company Permits or to so comply would not be reasonably expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any material notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Company Permits or any such Laws. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

     Section 3.7 Litigation.

          (a) There are no claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas which are either (i) pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

     Section 3.8 Company Reports; Financial Statements.

          (a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

          (b) Each of the Chief Executive Officer and Chief Financial Officer has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the "Certifications") and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

          (c) The Company has made available (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

          (d) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities.

          (e) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

          (f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company's code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company's code of ethics.

          (g) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of which would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.9 Absence of Certain Changes or Events. Since December 31, 2005, except as disclosed in the Company 10-K or in Company Reports since December 31, 2005 through to the date of this Agreement, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, (i) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 or (ii) any Company Material Adverse Effect.

     Section 3.10 Taxes.

          (a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

          (b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.

          (c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

          (e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2005, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2005 other than a Tax Liability in the ordinary course of business.

          (f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2005.

          (g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

          (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

          (i) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an "expatriated entity" within the meaning of Section 7874(a)(2)(A) of the Code or a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

          (j) Neither the Company nor any of its Subsidiaries has agreed, or is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

          (k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

          (l) Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

          (m) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) arising out of the transactions contemplated by this Agreement.

     Section 3.11 Title to Personal Properties; No Real Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company's products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000. Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The leased real property identified in Schedule 3.11 comprises all of the real property used in the Company's business, and is occupied by the Company pursuant to the leases listed on Schedule 3.11. The Company has made available to Parent and Merger Sub a true and complete copy of each such lease document.

     Section 3.12 Officers, Directors, Employees and Affiliates.

          (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and, except as otherwise contemplated by
Section 1.7, Section 1.8 and Section 1.9, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

          (b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

     Section 3.13 Employee Benefit Plans.

          (a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other Governmental Entity.

          (b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

          (c) Neither the Company nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a "multiemployer plan" as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or
(iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

          (d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

          (e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws.

          (f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

          (g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

          (h) All contributions or premiums due with respect to any Company Benefit Plan for all periods ending on or before the date of this Agreement have been made (or accrued on the Company Financial Statements) in accordance with the terms of the applicable plans and in accordance with historical practice.

     Section 3.14 Labor Relations.

          (a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (b) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing or work stoppage by the employees of the Company or its Subsidiaries.

          (c) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

     Section 3.15 Contracts and Commitments.

          (a) Neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $100,000 or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $250,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals;
(iii) that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals;
(iv) involving any joint venture, partnership or similar arrangement; (v) relating to the borrowing of money or the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (vi) containing severance or termination pay Liabilities related to termination of employment; (vii) related to product supply, manufacturing, distribution or development; (viii) relating to the acquisition, transfer, development or sharing of any Intellectual Property (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) any material Intellectual Property is licensed by the Company or any of its Subsidiaries in the ordinary course of business pursuant to which the Company's Software is licensed to a third-party customer, (3) commercially available over-the-counter "shrink-wrap" licenses are used by the Company or any of its Subsidiaries in the operation of its business, or (4) non-negotiated licenses of third party Intellectual Property are embedded in equipment or fixtures and are used by the Company or any of its Subsidiaries for internal purposes only); (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) containing "standstill" or similar provisions to which the Company is subject and restricted; (xi) pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000; (xiii) involving the lease of real property with aggregate annual rent payments in excess of $100,000; (xiii) to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual

Property, including any material license or sublicense of Company Intellectual Property; (xiv) pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property of any Third Party (except for any Company contracts pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third party software license generally available to the public or (2) licenses in which either the aggregate noncontingent payments by the Company are not in excess of $100,000 or the potential payment to or by the Company is not expected to exceed $250,000); or (xv) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in the immediately preceding sentence is referred to herein as a "Company Material Contract." The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

          (b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto (in each case, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relieve and other equitable remedies), and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

          (c) To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (a) result in a material violation or breach of any provision of any Company Material Contract; (b) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (c) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (d) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (e) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.16 Intellectual Property.

          (a) The Company or each of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary for the conduct the business of the Company or its Subsidiaries as currently conducted, except that, with respect to patents, the representation and warranty in this sentence is limited to the Knowledge of the Company.

          (b) Section 3.16(b) of the Company Disclosure Letter lists all patents and pending patent applications, all trademark registrations and applications and material unregistered trademarks, trade names and service marks, and all registered copyrights, and domain names included in the Company Intellectual Property, including, to the extent applicable, the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. To the Knowledge of the Company, all necessary and material registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary material documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. To the Company's Knowledge, there are no actions that are required to be taken by Company within 120 days of the date of this Agreement with respect to any of the foregoing, except as set out in Section 3.16(b) of the Company Disclosure Letter. Section 3.16(b) of the Company Disclosure Letter lists all Software licensed to the Company that is embedded, integrated, bundled with or otherwise distributed with the Company products. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, is in material violation of any license, sublicense or agreement described in Section 3.16(b) of the Company Disclosure Letter except where any such violation would not have a Company Material Adverse Effect. Except as otherwise described in
Section 3.16(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub's, Parent's or any of their respective Affiliates' Intellectual Property rights. The Company is the owner of all right, title and interest in and to the Company Intellectual Property and, subject to any license agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used by the Company or any of its Subsidiaries.

          (c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification obligations arising in the ordinary course of business or under or in connection with purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or Company products.

          (d) To the Knowledge of the Company, all patents, registered trademarks and service marks, and registered copyrights held by the Company or any of its Subsidiaries are valid, enforceable and existing. There is no assertion or claim pending challenging the validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries. Neither the conduct of the business of the Company and each of its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries has infringed or misappropriated or is infringing or misappropriating any Intellectual Property of any Third Party, except that with respect to patents, the representation and warranty in this sentence is limited to the Knowledge of the Company. No Third Party has notified the Company that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought or is bringing any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party. There are no pending or threatened interference, re-examinations, or oppositions involving any patents or patent applications of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received any opinion of counsel that any product developed, manufactured, sold or licensed by the Company or any of its Subsidiaries infringes any Intellectual Property owned by any Third Party.

          (e) The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms, which forms have been made available to Parent.

          (f) The Software owned by the Company or any of its Subsidiaries was either (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a third party pursuant to written agreements.

          (g) Section 3.16(g) of the Company Disclosure Letter lists all Open Source Software that is incorporated into, or combined with, any distributed Company product. Neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any third party, any rights or immunities under, any Company Intellectual Property.

          (h) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company's software products from becoming infected by viruses and other harmful code.

          (i) No third party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property (other than those aspects of such improvements or derivative works that are protected by such licensed Intellectual Property).

          (j) Neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf.

          (k) All Company products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company product (or any part thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed.

          (l) Each Company product licensed to Third Parties is capable of performing in accordance with its User Documentation in all material respects when properly installed and used.

          (m) The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge is not aware of any unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations, except where the same would not have a Company Material Adverse Effect.

          (n) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and its Subsidiaries (collectively, "Information Systems") are, to the Knowledge of the Company, adequate for the operation of its business as currently conducted, and the Company and its Subsidiaries have purchased a sufficient number of license seats for all software used by the Company in such operations.

     Section 3.17 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Since December 31, 2005, the Company has not received any written notice or to the Knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent and whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

     Section 3.19 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

     Section 3.20 Rights Agreement. The Rights Plan has been amended so that the entering into of this Agreement and the Support Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (a) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (b) result in the ability of any Person to exercise any Rights under the Rights Plan, (c) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (d) enable the Company to exchange any Rights for shares of the Company's capital stock, pursuant to the Rights Plan. No triggering or similar event has occurred or will occur by reason of (i) the adoption, approval, execution or delivery of this Agreement and the Support Agreements, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated hereby and thereby.

     Section 3.21 Environmental Matters. Except for such matters that individually and in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits; (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in either case could reasonably be expected to result in an Environmental Claim.

     Section 3.22 Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

     Section 3.23 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (a) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and
(b) all other applicable import/export controls in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing and except in each case as would not have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (y) the export and reexport of products, services, software and technologies and (z) releases of technologies and software to foreign nationals located in the United States and abroad ("Export Approvals"); (ii) the Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company's Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals; (iv) to the Company's Knowledge, there are no actions, conditions or circumstances pertaining to the Company's or any Subsidiary's export transactions that may give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost. Section 3.23 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company's and its Subsidiaries' products, services, software and technologies.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

     Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

     Section 4.3 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's Amended and Restated Articles of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws, the HSR Act and filing and recordation of the Articles of Merger, as required by the WBCA.

     Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.5 Sufficient Funds. Assuming satisfaction of the conditions set forth in Article VI, Parent, through its wholly owned subsidiary Made2Manage Systems, Inc. ("M2M"), will have available at the consummation of the Merger sufficient immediately available funds through cash on hand or binding credit facility commitments from reputable lenders and financial institutions for borrowings of up to $150,000,000 in funds (the "Commitments"), true and complete copies of which have been furnished to the Company, to enable Merger Sub to perform all of its obligations under this Agreement, to consummate the Merger and to pay in full all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby. Each of the Commitments, in the form so delivered, is a legal, valid and binding obligation of M2M and, to the knowledge of Parent or Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of M2M, Parent or Merger Sub under any term or condition of the Commitments. Neither Parent nor Merger Sub has any reason to believe that M2M, Parent and Merger Sub will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitments. M2M, Parent or Merger Sub will pay in full any and all commitment fees or other fees required by the Commitments prior to the end of the first Business Day following the date of this Agreement. Without limiting the generality of the foregoing, Parent's ability to consummate the transactions contemplated hereby is not contingent on Parent's ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to consummating the Merger.

     Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

     Section 4.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

     Section 4.8 Ownership of Shares. During the period three (3) years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an "acquiring person," as such term is defined in Chapter 23B.19 of the Washington Business Corporation Act.

     Section 4.9 Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of Business by the Company Pending the Merger.

          (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

          (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries' capital stock or any Company Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof); (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries' capital stock or any Company Stock Rights (other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding as of the date of this Agreement, (B) pursuant to the Company ESPP; or (C) in the ordinary course of business and consistent with past practice to employees and directors of the Company (so long as such additional amount of Company Common Stock issued directly or subject to options granted by the Company does not exceed 275,000 shares and any option grants shall be made at fair market value) (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) amend the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company's Subsidiaries; (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit (or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other Person; (viii) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice); (ix) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; (x) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting); (xi) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (B) as expressly contemplated by Section 1.7, Section
1.8 and Section 1.9 of this Agreement; (xii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice; (xiii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xiv) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xv) make any Tax election not consistent with prior practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;
(xvi) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $150,000, except in the ordinary course of business consistent with past practices; (xvii) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business, consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any contract of the Company, as in effect on the date of this Agreement; (xviii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; (xix) enter into, modify, amend or terminate (A) any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) except in the ordinary course of business, any Company Material Contract; (xx) terminate any officer or key employee of the Company or any of its Subsidiaries other than for good reason or for reasonable cause; (xxi) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (xxii) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; (xxiii) enter into any transaction that could give rise to a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder; (xxiv) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 (xxv) compromise or settle any suit, claim, action, investigation or proceeding directly relating to or affecting the Company's Intellectual Property or having a value or in an amount in excess of $100,000;
(xxvi) effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; (xxvii) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; (xxviii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property; or
(xxix) agree to take any of the actions described in this Section 5.1(b).

     Section 5.2 Access to Information and Employees.

          (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws reasonably promptly following such filing or receipt, (ii) to the extent available, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and
(iii) all other information concerning its business, properties and personnel as Parent may reasonably request.

          (b) During the period between the date hereof and the Effective Time, the Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, to Parent and to the Representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent's financing of the consideration payable pursuant to Sections 1.4(a) and 1.7(a), including but not limited to using commercially reasonable efforts to cause its advisors to provide financial statements and comfort letters that may be reasonably requested and are otherwise customary for such financing transactions.

          (c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.3 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the taking of all commercially reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied, (ii) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (iii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

          (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act and any other Antitrust Laws which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any suit, claim, action, investigation or proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such suit, claim, action, investigation, proceeding or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Laws to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Laws. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

          (c) Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that could, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

          (d) If any Antitakeover Laws are or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

     Section 5.4 Proxy Statement.

          (a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld, delayed or conditioned.

          (b) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

     Section 5.5 Company Shareholders Meeting.

          (a) The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Articles of Incorporation, the Company Bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders Meeting for the purpose of considering and voting upon the approval of the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by applicable law, (i) the Company Board of Directors shall recommend approval of the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and approval of the Merger by the Company Shareholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Shareholders vote in favor of the approval of the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to approve the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders that are required by the rules of Nasdaq or the WBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

          (b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

     Section 5.6 No Solicitation of Transactions.

          (a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction.

          (b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate or intentionally encourage the submission of any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate, induce or encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (A) the Company has complied with this Section 5.6 and
(B) the Company Board of Directors reasonably determines in good faith after consultation with financial advisors that a Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company's outside counsel, the Company may, subject to the Company's providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement.

          (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained herein, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or
(vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to lead to, any Competing Transaction. Notwithstanding the foregoing, prior to obtaining the Company Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of
Section 5.6(b), the Company Board of Directors may, if it determines in good faith (after consulting with the Company's outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company Shareholders under applicable Law or Order,
(A) modify, or propose or resolve to modify, in a manner adverse to

Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (B) terminate this Agreement in accordance with
Section 7.1(d).

          (d) In addition to the obligations set forth in Sections 5.6(a), (b) and (c), the Company shall promptly advise Parent orally and, if requested by Parent, in writing of (i) the existence of any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company and (ii) the material terms and conditions of such Competing Transaction. The Company shall promptly update Parent on the status and content of any material discussions or negotiations regarding the Competing Transaction and shall promptly inform Parent of any change in the price, structure or form of consideration or terms and conditions of such Competing Transaction. Promptly upon determination by the Company Board of Directors that a Competing Transaction Constitutes a Superior Competing Transaction, the Company shall deliver to Parent a written notice (a "Notice of Superior Competing Transaction") advising Parent that the Company Board of Directors has received a Superior Competing Transaction, specifying in detail the terms and conditions of such Superior Competing Transaction and the identity of the Person making such Superior Competing Transaction. During the three (3) Business Day period following Parent's receipt from the Company of a Notice of Superior Competing Transaction, if requested by Parent, the Company shall negotiate in good faith with Parent to revise this Agreement and the Offer so that the Acquisition Proposal of such Person no longer constitutes a Superior Competing Transaction; provided, however, that in the event of a subsequent Notice of Superior Competing Transaction involving the same third party, the foregoing period of negotiation shall be only one (1) Business Day.

          (e) Nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Shareholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.6(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement and the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained herein, or (ii) approve or recommend a Competing Transaction, or propose publicly to approve or recommend a Competing Transaction.

          (f) Nothing in this Section 5.6 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).

     Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

     Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed.

     Section 5.9 Employee Benefit Matters.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective Time), all in accordance with their respective terms.

          (b) Parent will offer, or cause the Surviving Corporation to offer, Company Employees compensation opportunities and employee benefits that are commensurate in all material respects with the compensation and employee benefits currently provided to Parent's U.S. employees. Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under Parent Benefit Plans.

          (c) All actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

          (d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with its terms.

     Section 5.10 Directors' and Officers' Indemnification and Insurance.

          (a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the WBCA, the Company Articles of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time, and Parent shall guarantee such performance by the Surviving Corporation. The Articles of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company Articles of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

          (b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent's policy or policies) for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company's existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

          (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approval. The Company Required Vote shall have been obtained.

          (b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

          (c) Consents and Approvals. Other than the filing of the Articles of Merger with the Washington Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger shall have been obtained.

          (d) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law shall have expired or been terminated.

     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

          (c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit A hereto.

          (d) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.

     Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to "materiality" set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

          (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

          (a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

          (b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

          (c) by either Parent or the Company, if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under
Section 5.6(b), (c) or (d);

          (d) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent;

          (e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within ten (10) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Shareholders that they approve or accept a Competing Transaction or (B) determined to accept a proposal or offer for a Superior Competing Transaction, (iv) the Company shall have materially breached any of its obligations under Section 5.6(a), (b), (c) or (d), or Section 5.5 or 5.8, or
(v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Transaction and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

          (f) by Parent or the Company, if the Merger shall not have been consummated prior to November 30, 2006 (the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

          (g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and
(ii) such breach (A) shall not have been cured (or is not capable of being cured) before the Outside Termination Date, (B) such breach is not reasonably capable of being cured before the Outside Termination Date or (C) the Company does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured);

          (h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and
(ii)(A) such breach shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date or (c) Parent does not within ten (10) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured);

The party desiring to terminate this Agreement pursuant to subsection (b), (c),
(d), (e), (f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

     Section 7.2 Expenses.

          (a) Expense Allocation. Except as otherwise specified in this Section
7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with filings required under the HSR Act (including the HSR filing fee).

          (b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section 7.1(e), or (iii) by Parent or the Company pursuant to Section 7.1(c), Section 7.1(f) or Section 7.1(g), the Company shall promptly, and in any event within five (5) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if (1) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an Acquisition Agreement with respect to a Company Acquisition, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the consummation of such Company Acquisition or the entering into of such Acquisition Agreement.

     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that
(a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII shall survive termination and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.

     Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger with the Washington Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Shareholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

          if to Parent, to

          M2M Holdings, Inc.
          20 Williams Street, Suite 200
          Wellesley, MA 02481
          Attn: R. David Tabors, President
          Phone: (781) 577-1000
          Fax: (781) 577-1001

          with a copy to:

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attn: Gerald T. Nowak
          Phone: (312) 861-2075
          Fax: (312) 861-2200
          if to the Company, to

          Onyx Software Corporation
          1100 -- 112th Ave. NE
          Suite 100
          Seattle, WA 98004
          Attn: Chief Executive Officer
          Phone: 425-519-4000
          Fax: 425-732-2413

          with a copy to:

          Orrick, Herrington & Sutcliffe LLP
          719 Second Avenue, Suite 900
          Seattle, WA 98104
          Attn: Alan C. Smith
          Phone: (206) 839-4300
          Fax: (206) 839-4301

     Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Persons intended to benefit from the provisions of Section 5.9 (Employee Benefit Matters) and
Section 5.10 (Directors' and Officers' Indemnification and Insurance), who shall have the right to enforce such provisions directly.

     Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES

THEREOF; PROVIDED, HOWEVER, THAT MATTERS RELATED TO THE MERGER OR CORPORATE LAW MATTERS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH WASHINGTON LAW.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not create adverse Tax consequences for the Company Shareholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Washington, this being in addition to any other remedy to which they are entitled at Law or in equity.

     Section 8.9 Consent to Jurisdiction; Venue.

          (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

     "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

     "ADA" shall mean the Americans with Disabilities Act.

     "ADEA" shall mean the Age Discrimination in Employment Act.

     "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     "Antitakeover Laws" shall mean any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Chapter 23B.19 of the WBCA.

     "Antitrust Laws" shall mean any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

     "Articles of Merger" shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the WBCA.

     "Associate" of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Seattle, Washington are authorized or obligated by Law or executive order to be closed.

     "Certificate" shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

     "Chapter 23B.13" shall mean Chapter 23B.13 of the WBCA.

     "Closing" shall mean the closing of the Merger, as contemplated by Section 1.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Acquisition" shall mean (i) a merger, consolidation or business combination involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or a substantial part of its assets, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company.

     "Company Articles of Incorporation" shall mean the Company's Restated Articles of Incorporation as in effect as of the date hereof.

     "Company Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan, (ii) each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement, and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

     "Company Bylaws" shall mean the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

     "Company Disclosure Letter" shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

     "Company Employees" shall mean employees of the Company who remain with the Surviving Corporation.

     "Company ESPP" shall mean the Company's 1998 Employee Stock Purchase Plan, as amended and restated on April 6, 2001, including the addendums thereto.

     "Company Financial Advisor" shall mean Piper Jaffray & Co..

     "Company Financial Statements" shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

     "Company Intellectual Property" shall mean Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property.

     "Company Knowledge Person" shall mean the Persons set forth on Schedule 9.1 to the Company Disclosure Letter.

     "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an "Effect") that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably expected to (i) be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or Liabilities of the Company or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company's stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), (B) any failure by the Company to meet published revenue or earnings projections, in and of itself, (c) any Effect that results from changes affecting the enterprise software industry or the customer relationship management software market generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (C) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect resulting from compliance with the terms and conditions of this Agreement, (E) any Effect caused by an impact to the Company's relationships with its employees, customers, suppliers or partners directly attributable to the announcement or pendency of the Merger, or (F) any shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

     "Company Option Plans" shall mean the Company's 1998 Stock Incentive Compensation Plan, as amended and restated on March 21, 2003, the Company's Amended and Restated 1994 Stock Option Plan, the Company's 2001 Nonofficer Employee Stock Compensation Plan as amended and restated on April 27, 2001 and the four Stock Option Letter Agreements by and between the Company and the Chief Executive Officer of the Company each dated June 7, 2004 with respect to Company Options to purchase an aggregate of 600,000 shares of Company Common Stock, in each case as amended and restated prior to the date hereof.


                                      -46

     "Company Permits" shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

     "Company Reports" shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2002.

     "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the approval of the "plan of merger" (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement.

     "Company Shareholders Meeting" shall mean a meeting of the Company Shareholders to be called to consider the Merger.

     "Company Stock Option" shall mean each outstanding option to purchase shares of Company Common Stock under the Company Option Plans.

     "Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or which would otherwise alter the capitalization of the Company.

     "Company Termination Fee" shall mean an amount in cash equal to: (i) in the case of a termination of the kind described in clauses (i) or (ii) of Section 7.2(b), $4,000,000 plus up to $500,000 of reasonably documented out-of-pocket fees payable and expenses incurred by Parent (including fees and expenses of counsel to Parent) in connection with this Agreement and the transactions contemplated hereby and (ii) in the case of a termination of the kind described in clause (iii) of Section 7.2(b), an amount equal to five percent (5%) of the aggregate fair market value of the consideration paid to the shareholders of the Company in the Company Acquisition giving rise to the payment of the Company Termination Fee.

     "Company 10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

     "Company Warrants" shall mean all outstanding warrants to purchase shares of Company Common Stock.

     "Competing Transaction" shall mean any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 15% of the assets of the Company or (ii) 15% or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than (A) 15% of the assets of the Company or (B) 15% or more of any class of equity securities in the Company, as the case may be.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated April 17, 2006, as amended to include additional Affiliates of Parent by that certain Exclusivity Agreement dated May 8, 2006 by and between the Company and an Affiliate of Parent.

     "Dissenter Shares" shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such Shares in favor of the Merger and who is entitled to assert and properly asserts dissenters' rights with respect to such Shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13, and who has not effectively withdrawn or lost the right to assert dissenter's rights under the provisions of Chapter 23B.13.

     "Effective Time" shall mean the effective time of the Merger, which shall be the time the Articles of Merger is duly filed with the Washington Secretary, or at such other time as the parties hereto agree shall be specified in such Articles of Merger.

     "Employment Agreements" shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

     "Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

     "Environmental Claims" shall mean any and all actions, Orders, suits, demands, directives, claims, Encumbrances, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

     "Environmental Laws" shall mean all Laws relating to pollution or protection of the environment or human health.

     "Environmental Permits" shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Laws.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FLSA" shall mean the Fair Labor Standards Act.

     "FMLA" shall mean the Family and Medical Leave Act.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

     "Hazardous Materials" shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "Intellectual Property" shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing; (ii) all issued patents, patent rights, and patent applications;
(iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same; (iv) all Software; (v) all Internet domain names and Internet web-sites and the content thereof; (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (vii) all other intellectual property.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge," or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person.

     "Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

     "Law" shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

     "Liabilities" shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

     "Nasdaq" shall mean The Nasdaq National Market System, a.k.a. the Nasdaq Stock Market.

     "NLRB" shall mean the United States National Labor Relations Board.

     "Open Source Software" shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any "copyleft" license or any other license that requires a condition of use, modification or distribution of such Software that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or
(iii) redistributable at no charge

     "Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

     "Parent Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.

     "Parent Bylaws" shall mean Parent's Bylaws as in effect as of the date hereof.

     "Parent Material Adverse Effect" shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

     "Paying Agent" shall mean Mellon Investor Services LLC.

     "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

     "Proxy Statement" shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

     "Representatives" shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Software" shall mean any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

     "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "Subsidiary Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

     "Superior Competing Transaction" shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all of the assets of the Company on terms the Company Board of Directors determines in good faith (after consulting with the Company's outside legal counsel and the Company Financial Advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Shareholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.

     "Surviving Corporation" shall mean the corporation surviving the Merger.

     "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

     "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Company, Parent, Merger Sub or any Affiliates thereof.

     "Transaction Documents" shall mean this Agreement, the Support Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

     "User Documentation" shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

     "WARN" shall mean the United States Worker Adjustment and Retraining Notification Act.

     "Washington Secretary" shall mean the Secretary of State of the State of Washington.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        M2M HOLDINGS, INC.


                                        By: /S/ R. DAVID TABORS
                                            ------------------------------------
                                        Name: R. David Tabors
                                        Title: President


                                        ORION ACQUISITION CORPORATION


                                        By: /S/ R. DAVID TABORS
                                            ------------------------------------
                                        Name: R. David Tabors
                                        Title: President


                                        ONYX SOFTWARE CORPORATION


                                        By: /S/ JANICE P. ANDERSON
                                            ------------------------------------
                                        Name: Janice P. Anderson
                                        Title: President and
                                               Chief Executive Officer

                                     ANNEX I

                             INDEX OF DEFINED TERMS

Defined Term                                              Location
------------                                          ---------------
Acquisition Agreement..............................   Article IX
ADA................................................   Article IX
ADEA...............................................   Article IX
Affiliate..........................................   Article IX
Agreement..........................................   Preamble
Antitakeover Laws..................................   Article IX
Antitrust Laws.....................................   Article IX
Articles of Merger.................................   Article IX
Associate..........................................   Article IX
Business Day.......................................   Article IX
Certificate........................................   Article IX
Certifications.....................................   Section 3.8(b)
Chapter 23B.13.....................................   Article IX
Closing............................................   Article IX
Closing Date.......................................   Section 1.2
Code...............................................   Article IX
Commitments........................................   Section 4.5
Company............................................   Preamble
Company Acquisition................................   Article IX
Company Articles of Incorporation..................   Article IX
Company Benefit Plan...............................   Article IX
Company Board of Directors.........................   Recital B
Company Bylaws.....................................   Article IX

                             INDEX OF DEFINED TERMS

Defined Term                                              Location
------------                                          ---------------
Company Common Stock...............................   Recital A
Company Disclosure Letter..........................   Article IX
Company Employees..................................   Article IX
Company ESPP.......................................   Article IX
Company Financial Advisor..........................   Article IX
Company Financial Statements.......................   Article IX
Company Intellectual Property......................   Article IX
Company Knowledge Person...........................   Article IX
Company Material Adverse Effect....................   Article IX
Company Material Contract..........................   Section 3.15(a)
Company Option Plans...............................   Article IX
Company Permits....................................   Article IX
Company Reports....................................   Article IX
Company Required Vote..............................   Article IX
Company Shareholders...............................   Recital B
Company Shareholders Meeting.......................   Article IX
Company Stock Option...............................   Article IX
Company Stock Rights...............................   Article IX
Company Termination Fee............................   Article IX
Company 10-K.......................................   Article IX
Company Warrants...................................   Article IX
Competing Transaction..............................   Article IX
Confidentiality Agreement..........................   Article IX
Current Offerings..................................   Section 1.9

                             INDEX OF DEFINED TERMS

Defined Term                                              Location
------------                                          ---------------
Dissenter Shares...................................   Article IX
Effect.............................................   Article IX
Effective Time.....................................   Article IX
Employment Agreements..............................   Article IX
Encumbrance........................................   Article IX
Environmental Claims...............................   Article IX
Environmental Laws.................................   Article IX
Environmental Permits..............................   Article IX
ERISA..............................................   Article IX
Exchange Act.......................................   Article IX
Exchange Fund......................................   Section 2.1
Export Approvals...................................   Section 3.23
FLSA...............................................   Article IX
FMLA...............................................   Article IX
GAAP...............................................   Article IX
Governmental Entity................................   Article IX
Hazardous Materials................................   Article IX
HSR Act............................................   Article IX
Information Systems................................   Section 3.16(n)
Intellectual Property..............................   Article IX
IRS................................................   Article IX
Knowledge..........................................   Article IX
Labor Laws.........................................   Article IX
Law................................................   Article IX

                             INDEX OF DEFINED TERMS

Defined Term                                              Location
------------                                          ---------------
Letter of Transmittal..............................   Section 2.2(a)
Liabilities........................................   Article IX
M2M................................................   Section 4.5
Merger.............................................   Recital A
Merger Consideration...............................   Section 1.4(a)
Merger Sub.........................................   Preamble
Nasdaq.............................................   Article IX
NLRB...............................................   Article IX
Notice of Superior Competing Transaction...........   Section 5.6(d)
Open Source Software...............................   Article IX
Order..............................................   Article IX
Outside Termination Date...........................   Section 7.1(f)
Parent.............................................   Preamble
Parent Benefit Plan................................   Article IX
Parent Bylaws......................................   Article IX
Parent Material Adverse Effect.....................   Article IX
Paying Agent.......................................   Article IX
Person.............................................   Article IX
Proxy Statement....................................   Article IX
Reincorporation....................................   Section 1.1(a)
Representatives....................................   Article IX
Right..............................................   Recital A
Rights Plan........................................   Recital A
SEC................................................   Article IX

                             INDEX OF DEFINED TERMS

Defined Term                                              Location
------------                                          ---------------
Securities Act.....................................   Article IX
Shares.............................................   Section 1.4(a)
Software...........................................   Article IX
Subsidiary.........................................   Article IX
Subsidiary Stock Rights............................   Article IX
Superior Competing Transaction.....................   Article IX
Support Agreements.................................   Recital D
Surviving Corporation..............................   Article IX
Tax................................................   Article IX
Tax Return.........................................   Article IX
Termination Fee Cap................................   Article IX
Third Party........................................   Article IX
Transaction Documents..............................   Article IX
User Documentation.................................   Article IX
WARN...............................................   Article IX
Washington Secretary...............................   Article IX
WBCA...............................................   Recital A

                                    EXHIBIT A

                     NOTICE TO THE INTERNAL REVENUE SERVICE

     This notice is being provided by Onyx Software Corporation, a Washington corporation (the "Company"), pursuant to the requirements of Treasury Regulation
Section 1.897-2(H)(2).

     The Company is located at 1100 112th Avenue NE, Suite 100, Seattle, Washington 98004. The Company's Taxpayer Identification Number is 91-1629814.

     The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by M2M Holdings, Inc., a Delaware corporation ("Parent"), the transferee of capital stock of the Company. Parent is located at 20 Williams Street, Suite 200, Wellesley, MA 02481. Parent's Taxpayer Identification Number is ____________.

     The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.

     Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

                                        ONYX SOFTWARE CORPORATION


Dated: ________________, 2006           By
                                           -------------------------------------
                                           Chief Executive Officer

              NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION
                     STATUS PURSUANT TO TREASURY REGULATION
           SECTION 1.897-2(H) AND CERTIFICATION OF NON-FOREIGN STATUS

     Pursuant to an Agreement and Plan of Merger, dated as of June 5, 2006, among M2M Holdings, Inc., a Delaware corporation ("Parent"), Orion Acquisition Corporation, a Washington corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Onyx Software Corporation, a Washington corporation (the "Company"), Merger Sub shall be merged with and into the Company, and the Company will become a wholly owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company's capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger.

     Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company, hereby certifies as follows:

     1. The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

     2. The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code, at any time during the five-year period preceding the date of this Notice.

     3. The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

     4.   The Company's U.S. employer identification number is 91-1629814.

     5. The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations.

     6. The Company's office address is 1100 -- 112th Ave. NE, Suite 100, Seattle, WA 98004.

     7. The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.

     This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.

                                        ONYX SOFTWARE CORPORATION


Dated: ________________, 2006           By
                                           -------------------------------------
                                           Chief Executive Officer